Exhibit 99.1

Explanation of Responses:

(1)                                  This amendment is being filed for the sole purpose of providing below the full text of the footnote explanations for the Table I and Table II line item responses, which explanations were provided in abbreviated form in the original filing due to character limitations in the computer form and other computer difficulties in accomplishing the original filing.  Except for the footnote references in each line item presented in Table I and Table II, no information in such line items has changed from the original filing.

(2)                                  On February 9, 2004, the issuer repurchased from Flying J Oil & Gas Inc. and Big West Oil & Gas Inc. a total of 3,380,818 shares of the issuer’s common stock, $.01 par value per share, of which 1,690,409 shares were held in the name of Flying J Oil & Gas Inc. and 1,690,409 shares were held in the name of Big West Oil & Gas Inc., for a total of $91,000,000, or $26.92 per share.  For a brief explanation of the relationship of Flying J Oil & Gas Inc., Big West Oil & Gas Inc. and other related entities, see note (3) below.  In connection with the stock repurchase transaction, Flying J Oil & Gas Inc. and Big West Oil & Gas Inc. repaid a non-recourse loan of $71,593,795 made by the issuer to Flying J Oil & Gas Inc. and Big West Oil & Gas Inc., and accrued interest on the loan was forgiven.  Also in connection with the stock repurchase transaction, a Put and Call Option Agreement with the issuer pursuant to which (a) the issuer had granted a put option whereby Flying J Oil & Gas Inc. and Big West Oil & Gas Inc. could elect to require the issuer to purchase all (and not a portion) of the total of 3,380,818 shares of the issuer’s common stock issued to Flying J Oil & Gas Inc. and Big West Oil & Gas Inc. for a total purchase price of $71,593,795 together with interest thereon at the rate of Libor plus 2% for a period of up to 30 months after January 29, 2003, and (b) Flying J Oil & Gas Inc. and Big West Oil & Gas Inc. had granted a call option whereby the issuer could elect to require Flying J Oil & Gas Inc. and Big West Oil & Gas Inc. to sell to the issuer all (and not a portion) of the total of 3,380,818 shares of the issuer’s common stock issued to Flying J Oil & Gas Inc. and Big West Oil & Gas Inc. for a total sales price of $97,447,094.00, was terminated.

(3)                                  Big West Oil & Gas Inc. is a wholly owned subsidiary of Flying J Oil & Gas Inc., which is a wholly owned subsidiary of Flying J. Inc., of which Flying J. Corp. holds what may be deemed a controlling shareholder interest.  Flying J Corp. is owned by certain separate trusts created by the estate of Osborne Jay Call (the “Trusts”).  Flying J. Corp. and the Trusts have disclaimed beneficial ownership of the securities subject to the reported transactions except to the extent of their respective pecuniary interests therein, and the filing of this statement shall not be deemed an admission that either of Flying J Corp. or any of the Trusts is, for purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, a beneficial owner of the securities subject to the reported transactions except to the extent of their respective pecuniary interests therein.